EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

[Pharmos logo]
99 Wood Avenue South, Suite 311                 Contact - U.S.: Gale T. Smith
Iselin, NJ 08830                                                 732-452-9556
www.pharmoscorp.com                           Contact - Israel:  Irit Kopelov
                                                                  08-940-9679

            Pharmos Corporation Completes $27 Million Equity Offering

Iselin NJ, December 19, 2003 - Pharmos Corporation (Nasdaq: PARS) announced today the closing of its previously announced public offering. Pharmos sold 10,500,000 common shares at a price of $2.75 per share. The stock was offered in a firm commitment underwriting pursuant to an existing shelf registration statement. C.E. Unterberg, Towbin and Harris Nesbitt Gerard acted as underwriters for the offering.

The net proceeds of this offering to Pharmos were approximately $27 million. Pharmos intends to use such net proceeds for general corporate purposes, research and product development activities (potentially including the acquisition of new technologies), conducting preclinical studies and clinical trials, and for the equipping of facilities.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or foreign jurisdiction in which such offer, solicitation or sale is unlawful. The offering of common stock may be made only by means of a prospectus, a copy of which is available from C.E. Unterberg, Towbin, 350 Madison Avenue, New York, New York 10017 or Harris Nesbitt Gerard, 360 Madison Avenue, New York, New York 10017.

Pharmos Corporation is a bio-pharmaceutical company that discovers and develops new drugs to treat a range of neuro-inflammatory disorders. Pharmos has a portfolio of drug candidates under development, as well as discovery, preclinical and clinical capabilities. Pharmos' executive offices and clinical and regulatory group are located in Iselin, New Jersey, and it conducts research and development through its wholly-owned subsidiary, Pharmos Ltd., in Rehovot, Israel.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company's pipeline products and to the Company's expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

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